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                                                                   Exhibit 10.22


                             SEVERANCE COMPENSATION
                                      AND
                         RESTRICTIVE COVENANT AGREEMENT


         This Severance Compensation and Restrictive Covenant Agreement ("Agreement") is dated as of October 2, 1995 and is effective as of the date provided in Section 1(a) below between Healthdyne, Inc., a Georgia corporation (the "Company"), and Frank D. Powers (the "Executive").

         WHEREAS, simultaneously with its execution of this Agreement, the Company is entering into an Agreement and Plan of Merger (the "Merger Agreement") with Tokos/Healthdyne Acquisition Company, Inc. ("Newco") and Tokos Medical Corporation (Delaware) ("TM"), pursuant to which the Company and TM will merge with and into Newco (the "Surviving Company") (such transaction shall hereafter be referred to as the "Merger"), and such Merger will constitute a Change in Control as defined herein; and

         WHEREAS, TM's willingness to execute the Merger Agreement is conditioned on Executive entering into the restrictive covenants contained in this Agreement, and the parties hereto acknowledge the reasonableness of such covenants, given the significant value that Executive will receive, directly and indirectly, as a result of the Merger and given the payments to be made to Executive pursuant to this Agreement in consideration of these covenants; and

         WHEREAS, the Board of Directors of the Company has determined that it is appropriate to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to their assigned duties without distraction in potentially disturbing circumstances arising from the Merger or any subsequent Change in Control; and

         WHEREAS, the severance benefits payable by the Company to Executive as provided herein are in part intended to ensure that Executive receives reasonable compensation given the specific circumstances of Executive's employment history with the Company;

         NOW, THEREFORE, in consideration of their respective obligations to one another set forth in this Agreement, and other good and valuable consideration, the receipt, sufficiency and adequacy of which the parties hereby acknowledge, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

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         1.      Term.

                 (a) This Agreement shall become effective immediately prior to the Effective Time of the Merger (as defined in Section 2.2 of the Merger Agreement), provided that the Executive is still employed by the Company at such time. If the Merger does not become effective on or before May 31, 1996 or the Executive is not employed by the Company at the Effective Time, then this Agreement shall be deemed never to have been in effect.

                 (b) This Agreement shall terminate, except to the extent that any obligation of the Company hereunder remains unpaid as of such time, upon the earliest of (i) three years after the Effective Time if a Change in Control (other than the Merger) has not occurred after the Effective Time; (ii) the Date of Termination of the Executive based on death, Disability (as defined in Section 3(b)), Retirement (as defined in Section 3(c)) or Cause (as defined in
Section 3(d)) or by the Executive other than for Good Reason (as defined in
Section 3(e)); or (iii) three years from the date of a Change in Control (as defined in Section 2) occurring after the Merger if the Executive's employment with the Company has not terminated as of such time.

         2. Change in Control. For purposes of this Agreement, a Change in Control shall be deemed to have occurred if (a) there shall be consummated
(i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (b) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, or (c) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 30% of the Company's outstanding Common Stock, or (d) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors of the Company shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; provided, however, that, in the absence of a majority vote of the directors specified in subsection (d) of this Section 2 to the contrary, the sale, lease, exchange or other disposition (in one transaction or a series of related transactions) of less than 70%





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of the total fair market value of all of the assets of the Company immediately prior to such transaction or transactions shall not be deemed to be a Change in Control and provided further that the transaction or transactions which involve the sale, lease, exchange or other disposition of 70% or more of the total fair market value of all of the assets of the Company immediately prior to such transaction or transactions shall be deemed to be a Change in Control even if approved by the Board of Directors of the Company.

         3.      Termination Following Change in Control.

                 (a) If the Executive is still an employee of the Company at the Effective Time or at the time of any other Change in Control, the Executive shall be entitled to the compensation and benefits provided in
Section 4 upon the subsequent termination of the Executive's employment with the Company by the Executive or by the Company during the term of this Agreement, unless such termination is as a result of (i) the Executive's death;
(ii) the Executive's Disability; (iii) the Executive's Retirement; (iv) the Executive's termination by the Company for Cause; or (v) the Executive's decision to terminate employment other than for Good Reason.

                 (b) Disability. The term "Disability" as used in this Agreement shall mean termination of the Executive's employment by the Company as a result of the Executive's incapacity due to physical or mental illness, provided that the Executive shall have been absent from his duties with the Company on a full-time basis for six consecutive months and such absence shall have continued unabated for 30 days after Notice of Termination as described in
Section 3(f) is thereafter given to the Executive by the Company.

                 (c) Retirement. The term "Retirement" as used in this Agreement shall mean termination of the Executive's employment by the Company based on the Executive's having attained age 65 or such later retirement age as shall have been established pursuant to a written agreement between the Company and the Executive. Termination of Executive's employment at a time when Executive is eligible to receive benefits under the Company's Retirement Benefit Award or the Company's Protective Umbrella for Lifelong Security of Employees Program shall not constitute Retirement unless Executive shall have attained such age.

                 (d) Cause. The term "Cause" for purposes of this Agreement shall mean the Company's termination of the Executive's employment on the basis of criminal or civil fraud on the part of the Executive involving a material amount of funds of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the





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Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Company's Board of Directors at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board) finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth in the first sentence of this Section 3(d) and specifying the particulars thereof in detail. For purposes of this Agreement only, the preparation and filing of fictitious, false or misleading claims in connection with any federal, state or other third party medical reimbursement program, or any other violation of any rule or regulation in respect of any federal, state or other third party medical reimbursement program by the Company or any subsidiary of the Company shall not be deemed to constitute "criminal fraud" or "civil fraud".

                 (e) Good Reason. For purposes of this Agreement, "Good Reason" shall mean any of the following actions taken by the Company without the Executive's express written consent:

                          (i) The assignment to the Executive by the Company of
duties inconsistent with, or the reduction of the powers and functions associated with, the Executive's position, duties, responsibilities and status with the Company prior to a Change in Control, or an adverse change in the Executive's titles or offices as in effect prior to a Change in Control, or any removal of the Executive from or any failure to re-elect the Executive to any of such positions, except in connection with the termination of his employment for Disability, Retirement or Cause or as a result of the Executive's death or by the Executive other than for Good Reason;

                          (ii) A reduction by the Company in the Executive's
base salary as in effect on the date hereof or as the same may be increased from time to time during the term of this Agreement or the Company's failure to increase (within 12 months of the Executive's last increase in base salary) the Executive's base salary after a Change in Control in an amount which at least equals, on a percentage basis, the average annual percentage increase in base salary for all corporate officers of the Company effected in the preceding 36 months;

                          (iii) Any failure by the Company to continue in
effect any benefit plan, program or arrangement (including, without limitation, any profit sharing plan, group annuity contract, group life insurance supplement, or medical, dental, accident and disability plans) in which the Executive was eligible to participate at the time of a Change in Control (or any other plans providing the Executive with substantially similar benefits) (hereinafter referred to as "Benefit Plans"), or the taking of any action by the Company which would adversely affect the Executive's participation in or materially reduce the





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Executive's benefits under any such Benefit Plan or deprive the Executive of any fringe benefit enjoyed by the Executive at the time of a Change in Control;

                          (iv) Any failure by the Company to continue in effect
any incentive plan or arrangement (including, without limitations, any bonus or contingent bonus arrangements and credits and the right to receive performance awards and similar incentive compensation benefits) in which the Executive is participating at the time of a Change in Control (or any other plans or arrangements providing him with substantially similar benefits) (hereinafter referred to as "Incentive Plans") or the taking of any action by the Company which would adversely affect the Executive's participation in any such Incentive Plan or reduce the Executive's benefits under any such Incentive Plan, expressed as a percentage of his base salary, by more than five percentage points in any fiscal year as compared to the immediately preceding fiscal year, or any action to reduce Executive's bonuses under any Incentive Plan by more than 20% of the average annual bonus previously paid to Executive with respect to the preceding three fiscal years;

                          (v) Any failure by the Company to continue in effect
any plan or arrangement to receive securities of the Company (including, without limitation, the Company's 1981 Incentive Stock Option Plan, 1983 Incentive Stock Option Plan, 1984 Nonqualified Stock Option Plan, 1985 Nonqualified Stock Option Plan, 1991 Stock Option Plan and 1993 Stock Option Plan, Employee Stock Purchase Plan and any other plan or arrangement to receive and exercise stock options, stock appreciation rights, restricted stock or grants thereof) in which the Executive is participating or has the right to participate in prior to a Change in Control (or plans or arrangements providing him with substantially similar benefits) (hereinafter referred to as "Securities Plans") or the taking of any action by the Company which would adversely affect the Executive's participation in or materially reduce the Executive's benefits under any such Securities Plan;

                          (vi) A relocation of the Company's principal
executive offices to a location outside of Marietta, Georgia, or the Executive's relocation to any place other than the location at which the Executive performed the Executive's duties prior to a Change in Control, except for required travel by the Executive on the Company's business to an extent substantially consistent with the Executive's business travel obligations immediately prior to a Change in Control;

                          (vii) Any failure by the Company to provide the
Executive with the number of paid vacation days (or compensation therefor at termination of employment) accrued to the Executive through the date of a Change in Control, together with any earned but unused vacation days for the vacation year in question;





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                          (viii) Any material breach by the Company of any
provision of this Agreement;

                          (ix) Any failure by the Company to obtain the
assumption of this Agreement by any successor or assign of the Company effected in accordance with the provisions of Section 7(a) hereof;

                          (x) Any purported termination of the Executive's
employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3(f), and for purposes of this Agreement, no such purported termination shall be effective; or

                          (xi) Any proposal or request by the Company after the
Effective Date to require that the Executive enter into a non-competition agreement with the Company where the terms of such agreement as to its scope or duration are greater than the terms set forth in Section 5 hereof .

                 (f) Notice of Termination. Any termination of the Executive's employment by the Company for a reason specified in Section 3(b), 3(c) or 3(d) shall be communicated to the Executive by a Notice of Termination prior to the effective date of the termination. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate whether such termination is for the reason set forth in Section 3(b), 3(c) or 3(d) and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. For purposes of this Agreement, no termination of the Executive's employment by the Company shall constitute a termination for Disability, Retirement or Cause unless such termination is preceded by a Notice of Termination.

                 (g) Date of Termination. "Date of Termination" shall mean (a) if the Executive's employment is terminated by the Company for Disability, 30 days after a Notice of Termination is given to the Executive (provided that the Executive shall not have returned to the performance of the Executive's duties on a full-time basis during such 30-day period) or (b) if the Executive's employment is terminated by the Company or the Executive for any other reason, the date on which the Executive's termination is effective; provided that, if within 30 days after any Notice of Termination is given to the Executive by the Company the Executive notifies the Company that a dispute exists concerning the termination, the Date of Termination shall be the date the dispute is finally determined whether by mutual agreement by the parties or upon final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).





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         4.      Compensation and Benefits upon Termination of Employment.

                 (a) If the Company shall terminate the Executive's employment after a Change in Control other than pursuant to Section 3(b), 3(c) or 3(d) and Section 3(f), or if the Executive shall terminate his employment for Good Reason, then the Company shall pay to the Executive, as severance compensation and in consideration of the Executive's adherence to the terms of
Section 5 hereof, the following:

                          (1)     On the Date of Termination, the Company shall
become liable to the Executive for an amount equal to three times the Executive's average annual compensation from the Company (as reported on Form W-2 pursuant to applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code")) for the five years ending prior to the Date of Termination, which amount shall be paid to the Executive in cash on or before the fifth day following the Date of Termination.

                          (2)     For a period of three years following the
Date of Termination, the Executive and anyone entitled to claim under or through the Executive shall be entitled to all benefits under the group hospitalization plan, health care plan, dental care plan, life or other insurance or death benefit plan, or other present or future similar group employee benefit plan or program of the Company for which key executives are eligible at the date of a Change in Control, to the same extent as if the Executive had continued to be an employee of the Company during such period and such benefits shall, to the extent not fully paid under any such plan or program, be paid by the Company.

                          (3)     For a period of three years after the Date of
Termination, the Company shall allow the Executive to utilize for his business and personal use any Company leased automobile previously furnished to him or an equivalent type and style of automobile and shall reimburse the Executive for the maintenance and repair costs of such automobile and extend full insurance coverage relating to such automobile in favor of the Executive, as additional named insured, during such three-year period. In addition, the Executive shall be entitled, at the Executive's sole discretion, to exercise any option to acquire such automobile pursuant to the terms which may be provided in the lease agreement for the automobile in question.

                 (b) The parties hereto agree that the payments provided in Section 4(a) hereof are reasonable compensation in light of the Executive's services rendered to the Company and in consideration of the Executive's adherence to the terms of Section 5 hereof. Neither party shall contest the payment of such benefits as constituting an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code. In the event that the Executive becomes entitled to the compensation and benefits described in Section 4(a) hereof (the "Compensation Payments") and the Company has determined,





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based upon the advise of tax counsel selected by the Company's independent auditors and acceptable to the Executive, that, as a result of such Compensation Payments and any other benefits or payments required to be taken into account under Code Section 280G(b)(2) ("Parachute Payments"), any of such Parachute Payments must be reported by the Company as "excess parachute payments" and are therefore not deductible by the Company, the Company shall pay to the Executive at the time specified in Section 4(a) above an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any of the tax imposed on the Executive by
Section 4999 of the Code (the "Excise Tax") and any Federal, state and local income tax and Excise Tax upon the Gross-Up Payment, shall be equal to the Parachute Payments determined prior to the application of this paragraph. The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of the Executive's residence on the Date of Termination, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax payable by the Executive is subsequently determined to be less than the amount, if any, taken into account hereunder at the time of termination of the Executive's employment, the Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction plus interest on the amount of such repayment at the rate provided for in Section 1274(b)(2)(B) of the Code ("Repayment Amount"). In the event that the Excise Tax payable by the Executive is determined to exceed the amount, if any, taken into account hereunder at the time of the termination of the Executive's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest and penalty payable with respect to such excess) immediately prior to the time that the amount of such excess is required to be paid by Executive ("Additional Gross-up"), such that the net amount retained by the Executive, after deduction of any Excise Tax on the Parachute Payments and any Federal, state and local income tax and Excise Tax upon the Additional Gross-Up Payment, shall be equal to the Parachute Payments determined prior to the application of this paragraph. The obligation to pay any Repayment Amount or Additional Gross-up shall remain in effect under this Agreement for the entire period during which the Executive remains liable for the Excise Tax, including the period during which any applicable statute of limitation remains open.





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                 (c)      The payments provided in Section 4(a) above shall be
in lieu of any other severance compensation otherwise payable to Executive under the Company's established severance compensation policies; provided, however, that nothing in this Agreement shall affect or impair Executive's vested rights under any other employee benefit plan or policy of the Company.

                 (d) Unless the Company determines that any Parachute Payments made hereunder must be reported as "excess parachute payments" in accordance with the third sentence of Section 4(b) above, neither party shall file any return taking the position that the payment of such benefits constitutes an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code. If the Internal Revenue Service proposes an assessment of Excise Tax against the Executive in excess of the amount, if any, taken into account at the time specified in Section 4(a), then, if the Company notifies Executive in writing that the Company elects to contest such assessment at its expense, unless the Executive waives the right to an Additional Gross-Up Payment, the Executive (i) shall in good faith cooperate with the Company in contesting such proposed assessment; and (ii) such Executive shall not settle such contest without the written consent of the Company. Any such contest shall be controlled by the Company, provided, however, that the Executive may participate in such contest.


         5.      Protective Covenants

         (a)     Definitions

                 This Subsection sets forth the definition of certain capitalized terms used in Subsections (a) through (f) of this Section 5.

                          (i)  "Competing Business" shall mean a business
(other than the Company) that, directly or through a controlled subsidiary or through an affiliate, (a) develops, markets and/or sells products for uterine contraction monitoring in the home or products that would be used in lieu of or in competition with uterine contraction monitoring products ("Competing Products"), and/or (b) provides obstetrical home care services, including, without limitation, programs for monitoring patients who are at risk of preterm delivery, programs for managing patients suffering from obstetrical hypertension or diabetes, infusion therapy services involving drugs to control preterm labor, nursing services and maternity management services for both low and high risk pregnancies ("Competing Services"). Notwithstanding the foregoing, no business shall be deemed a "Competing Business" unless, within at least one of the business's three most recently concluded fiscal years, that business, or a division of that business, derived more than twenty percent (20%) of its gross revenues or more than $2,000,000 in gross





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revenues from the development, marketing or sale of Competing Products and/or the provision of Competing Services; provided, however, that neither Healthdyne Technologies, Inc., a Georgia corporation and the manufacturer of medical devices utilized by the Company ("HTI"), nor Healthdyne Information Enterprises, Inc., a Georgia corporation engaged in healthcare information services ("HIE"), shall constitute a Competing Business unless it provides patient care services to obstetrical patients in the home.

                          (ii)  "Competitive Position" shall mean: (A) the
Executive's direct or indirect equity ownership (excluding ownership of less than one percent (1%) of the outstanding common stock of any publicly held corporation) or control of any portion of any Competing Business; or (B) any employment, consulting, partnership, advisory, directorship, agency, promotional or independent contractor arrangement between the Executive and any Competing Business where the Executive performs services for the Competing Business substantially similar to those the Executive performed for the Company, provided, however that Executive shall not be deemed to have a Competitive Position solely because of (y) Executive's position as a director or holder of more than one percent (1%) of the outstanding stock of HTI or HIE, if Executive had such position at the Effective Time or (z) Executive's services for a Competing Business that are not directly related to the sale of Competing Products or the provision of Competing Services, unless more than thirty-five percent (35%) of the gross revenues of the Competing Business are derived from the sale of Competing Products and/or the provision of Competing Services.

                          (iii)  "Covenant Payments" shall mean the payments
and benefits under this Agreement that are made or provided to the Executive under Section 4 of this Agreement in exchange for the Executive's agreeing to the covenants in Subsections (b) through (e) (collectively, the "Protective Covenants"). The parties hereby stipulate that the value of the Covenant Payments is Four Hundred Thousand Dollars ($400,000).

                          (iv)  "Covenant Period" shall mean the period of time
from the Effective Date to the date that is three (3) years after the later of
(A) the Effective Date or (B) the effective date of any Change in Control that occurs within three years after the Effective Date where the Executive's employment with the Company has not terminated as of the effective date of such subsequent Change in Control.

                          (v)  "Customers" shall mean actual customers,
clients, referral sources or managed care organizations or actively sought prospective customers, clients, referral sources or managed care organizations of the Company (A) during the two (2) years prior to the Effective Date and (B) during the Covenant Period.





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                          (vi)  "Restricted Territory" shall mean a one hundred
fifty (150) mile radius of the currently existing Company locations listed on Schedule A, all of which are locations from which the Company Products are developed, produced, marketed, sold or distributed. The Executive agrees to sign any amendment to Schedule A proposed by the Company, which amendment adds or deletes Company locations so that Schedule A accurately reflects all then current Company locations from which the Company's products or services are developed, marketed, sold or provided.

                 (b) Limitation on Competition Ancillary to and as a condition precedent to the Merger, in connection with which the Executive will receive, both directly and indirectly, significant benefits and value, and in consideration of the Covenant Payments payable by the Company to the Executive under this Agreement, the Executive agrees that during the Covenant Period, the Executive will not, without the prior written consent of the Company, anywhere within the Restricted Territory, either directly or indirectly, alone or in conjunction with any other party, accept, enter into or take any action in conjunction with or in furtherance of a Competitive Position (other than action to reject an unsolicited offer of a Competitive Position).

                 (c) Limitation on Soliciting Customers Ancillary to and as a condition precedent to the Merger, in connection with which the Executive will receive, both directly and indirectly, significant benefits and value, and in consideration of the Covenant Payments payable by the Company to the Executive under this Agreement, the Executive agrees that during the Covenant Period, the Executive will not, without the prior written consent of the Company, alone or in conjunction with any other party, solicit, divert or appropriate or attempt to solicit, divert or appropriate on behalf of a Competing Business with which Executive has a Competitive Position any Customer located in the Restricted Territory (or any other Customer with which the Executive had any direct contact on behalf of the Company) for the purpose of providing the Customer or having the Customer provided with a Competing Product or Competing Service.

                 (d) Limitation on Soliciting Personnel or Other Parties Ancillary to and as a condition precedent to the Merger, in connection with which the Executive will receive, both directly and indirectly, significant benefits and value, and in consideration of the Covenant Payments payable by the Company to the Executive under this Agreement, the Executive hereby agrees that he will not, without the prior written consent of the Company, alone or in conjunction with any other party, solicit or attempt to solicit any employee, consultant, contractor, independent broker or other personnel of the Company to terminate, alter or lessen that party's affiliation with the Company or to violate the terms of any agreement or understanding between such employee, consultant, contractor or other person and the Company.





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                 (e)      Acknowledgement  The parties acknowledge and agree
that the covenants of the Executive in Subsection (b) through (d) are and shall be treated, under law, as "ancillary to the sale of the Company's business." The parties acknowledge and agree that the Protective Covenants are reasonable as to time, scope and territory given the Company's need to protect its trade secrets and confidential business information and given the substantial payments and benefits to which the Executive is entitled in connection with the Merger and otherwise pursuant to this Agreement.

                 (f) Remedies The parties acknowledge that any breach or threatened breach of a Protective Covenant by the Executive is reasonably likely to result in irreparable injury to the Company, and therefore, in addition to all remedies provided at law or in equity, the Executive agrees that the Company shall be entitled to a temporary restraining order and a permanent injunction to prevent a breach or contemplated breach of the Protective Covenant. If the Company seeks an injunction, the Executive waives any requirement that the Company post a bond or any other security.

         6. No Obligation to Mitigate Damages; No Effect on Other Contractual Rights.

                 (a) All compensation and benefits provided to the Executive under this Agreement are in consideration of the Executive's services rendered to the Company and of the Executive's adhering to the terms set forth in Section 5 hereof and the Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise.

                 (b) The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive's existing rights, or rights which would accrue solely as a result of the passage of time, under any Benefit Plan, Incentive Plan or Securities Plan, employment agreement or other contract, plan or arrangement.

         7.      Successor to the Company.

                 (a) The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the





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Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement and shall entitle the Executive to terminate the Executive's employment for Good Reason. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid, including without limitation, the Surviving Company in the Merger. If at any time during the term of this Agreement the Executive is employed by any corporation a majority of the voting securities of which is then owned by the Company, "Company" as used in Sections 3, 4, 12 and 14 hereof shall in addition include such employer. In such event, the Company agrees that it shall pay or shall cause such employer to pay any amounts owed to the Executive pursuant to Section 4 hereof.

                 (b) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are still payable to him or her hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or the designee or, if there be no such designee, to the Executive's estate.

         8. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt required, postage prepaid, as follows:

                 If to Company:

                          Healthdyne, Inc.
                          1850 Parkway Place, 12th Floor
                          Marietta, Georgia 30067

                 If to Executive:

                          Frank D. Powers
                          3630 North Berkeley Lake Road
                          Duluth, Georgia  30136

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         9. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

         10. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         12. Legal Fees and Expenses. The Company shall pay all legal fees, expenses and damages which the Executive may incur as a result of the Executive's instituting legal action to enforce his rights hereunder, or in the event the Company contests the validity, enforceability or the Executive's interpretation of, or determinations under, this Agreement. If the Executive is the prevailing party or recovers any damages in such legal action, the Executive shall be entitled to receive in addition thereto pre-judgment and post-judgment interest on the amount of such damages.

         13. Severability, Modification. All provisions of this Agreement are severable from one another, and the unenforceability or invalidity of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement, but such remaining provisions shall be interpreted and construed in such a manner as to carry out fully the intention of the parties. Should any judicial body interpreting this Agreement deem any provision of this Agreement to be unreasonably broad in time, territory, scope or otherwise, it is the intent and desire of the parties that such judicial body, to the greatest extent possible, reduce the breadth of such provision to the maximum legally allowable parameters rather than deeming such provision totally unenforceable or invalid.

         14. Confidentiality. The Executive acknowledges that he or she has previously entered into, and continues to be bound by the terms of, a Confidentiality Agreement with the Company.

         15. Agreement Not an Employment Contract. This Agreement shall not be deemed to constitute or be deemed ancillary to an employment contract between the Company and the Executive, and nothing herein shall be deemed to give the Executive the right to continue in the employ of the Company or to eliminate the right of the Company to discharge the Executive at any time.

         IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above written.


                                 HEALTHDYNE, INC.



                                 By /s/ Parker H. Petit
                                   ----------------------------------

                                          /s/ Frank D. Powers
                                 ------------------------------------
                                          Frank D. Powers
                                          Executive